EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, number 333-154157, and Form S-8, numbers 333-118320, 333-43080, 333-76849, 333-73666 and 333-171260) of our report dated March 30, 2011, with respect to the consolidated financial statements of GSI Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 30, 2011